Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Aerkomm Inc. (the “Company”) on Amendment No. 5 to Form S-1 [File No. 333-222208] of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern dated March 12, 2018, with respective to our audits of the consolidation financial statements of Aerkomm Inc. and subsidiaries as of December 31, 2017 and 2016 for the year ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Expert” in such Prospectus.

Chen & Fan Accountancy Corporation

San Jose, California

April 11, 2018